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                                                                       EXHIBIT 8

                         [Venture Law Group Letterhead]

                                 February 28, 1997

Target Therapeutics, Inc.
47201 Lakeview Blvd.
Fremont, CA 94538

Ladies and Gentlemen:

     This opinion is being delivered to you pursuant to Section 7.03(b) of the Agreement and Plan of Merger (the "Agreement") among Boston Scientific Corporation, a Delaware corporation ("Parent"), its wholly owned subsidiary, Patriot Acquisition Corporation, a Delaware corporation ("Merger Sub"), and Target Therapeutics, Inc., a Delaware corporation (the "Company"), dated as of January 20, 1997. Pursuant to the Agreement, Merger Sub will merge with and into the Company (the "Merger"), and the Company will become a wholly owned subsidiary of Parent.

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as legal counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1. The Agreement (including Exhibits and Schedules);

2. Representations made to us (or to be made at or prior to the Effective Time of the Merger) in a letter from Parent and Merger Sub;

3. Representations made to us (or to be made at or prior to the Effective Time of the Merger) in a letter from the Company;

4. Representations made (or to be made at or prior to the Effective Time of the Merger) to the Company in "Affiliate Agreements" executed by certain stockholders of the Company; and

5. Such other instruments and documents related to the formation, organization and operation of Parent, the Company and Merger Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.
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Target Therapeutics, Inc.
February 28, 1997
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     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

A. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

B. Any representation or statement made "to the knowledge of" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take an action, there is in fact no such plan, intention, understanding or agreement and such action will not be taken.

C. The Merger will be consummated pursuant to the Agreement and will be effective under the laws of the State of Delaware.

D. The stockholders of the Company do not, and will not on or before the Effective Time of the Merger, have an existing plan or intent to dispose of an amount of Parent Common Stock to be received in the Merger (or to dispose of Company capital stock in anticipation of the Merger) such that the stockholders of the Company will not receive and retain a meaningful continuing equity ownership in Parent that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg. degrees 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions.

E. After the Merger, the Company will hold "substantially all" of its and Merger Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder and will continue its historic business or use a significant portion of its historic business assets in a business.

F. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. degrees 1.368-1(e) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; any expenses paid on behalf of the Company's stockholders will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Company's stockholders in exchange for their shares of the Company's stock.
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Target Therapeutics, Inc.
February 28, 1997
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G. No Company stockholder guaranteed any Company indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times, including as of the Effective Time of the Merger, (i) no outstanding indebtedness of the Company, Parent or Merger Sub has or will represent equity for tax purposes;
(ii) no outstanding equity of the Company, Parent or Merger Sub has or will represent indebtedness for tax purposes; (iii) and no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Company stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of Section 368(c) of the Code.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a "reorganization" as defined in Section 368(a) of the Code.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

2. This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, except as expressly stated in the preceding sentence, we express no opinion regarding (i) whether and the extent to which any Company stockholder who has provided or will provide services to the Company, Parent or Merger Sub will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the Parent stock received by any such stockholder in the Merger; (iii) the potential application of the "golden parachute" provisions (Sections 280G, 3121 (v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56 and
57) of the Code or Sections 305, 306, 357, 424, and 708, or the regulations promulgated thereunder; (iv) the corporate level tax consequences of the Merger to Parent, Merger Sub or

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Target Therapeutics, Inc.
February 28, 1997
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the Company, including without limitation the recognition of any gain and the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of the Company, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (v) the basis of any equity interest in the Company acquired by Parent in the Merger; (vi) the tax consequences of any transaction in which Company stock or a right to acquire Company stock was received; and
(vii) the tax consequences of the Merger (including the opinion set forth above) as applied to stockholders of the Company with special tax status or circumstances and/or holders of options or warrants for Company stock or that may be relevant to particular classes of Company stockholders and/or holders of options or warrants for Company stock such as dealers in securities, corporate stockholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

3. No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon. In addition, in the event that executed copies of the letters and agreements referred to in 2, 3 or 4 of the third paragraph of this letter are not furnished to us (or are withdrawn) at or prior to the Effective Time, this opinion shall be void and of no further effect, and may not be relied upon.

4. This opinion has been delivered to you for the purpose of satisfying the conditions set forth in Section 7.03(b) of the Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission with respect to the transactions described herein and to the references to this firm in the section thereof entitled "The Merger -- Certain Federal Income Tax Consequences."

                                          Very truly yours,

                                          VENTURE LAW GROUP
                                          A Professional Corporation

                                          /s/ Venture Law Group